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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
H.B. Fuller Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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H.B. Fuller Company Corporate Headquarters
Office:	1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101
Mail:	P.O. Box 64683 St. Paul, Minnesota 55164-0683
Phone:	(651) 236-5900

Dear Shareholder:

    We are pleased to invite you to the H.B. Fuller Company 2001 Annual Meeting of Shareholders to be held beginning at 2:00 p.m. on Thursday, April 19, 2001, at the Science Museum of Minnesota, 120 West Kellogg Boulevard, Saint Paul, Minnesota.

    In addition to the items of business set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, we will report on the current activities of the Company and there will be an opportunity to discuss matters of interest to you as a shareholder.

    We sincerely hope you will be able to attend our Annual Meeting. However, whether or not you plan to attend, please vote your shares by completing the proxy to assure that your shares are represented at the Annual Meeting.

    We look forward to seeing you at the Annual Meeting.

Sincerely,

ALBERT P.L. STROUCKEN Chairman of the Board, President and Chief Executive Officer
March 9, 2001

DIRECTIONS TO THE SCIENCE MUSEUM OF MINNESOTA
120 WEST KELLOGG BOULEVARD
SAINT PAUL, MINNESOTA

EAST ON I-94:

If you are going east on I-94, take Kellogg Blvd. exit. Go right and follow Kellogg Blvd., staying in the right lane. Continue east on Kellogg to the upper ramp entrance (just past the museum, on your right).

NORTH ON I-35E:

If you are northbound on I-35E, take the Kellogg Blvd. exit. Go right and follow Kellogg Blvd., staying in the right lane. Continue east on Kellogg to the upper ramp entrance (just past the museum, on your right).

WEST ON I-94:

If you are going west on I-94, take the 12th Street exit and follow to Jackson Street. Turn left and go south to Kellogg Blvd. Turn right onto Kellogg, and continue six blocks to the parking ramp entrance (just before the museum, on your left).

SOUTH ON I-35E:

If you are going southbound on I-35E, take the 10th Street exit to Jackson Street, turn left and go south to Kellogg Blvd. Turn right onto Kellogg, and continue six blocks to the parking ramp entrance (just before the museum, on your left).

H.B. Fuller Company
1200 Willow Lake Boulevard
P.O. Box 64683
St. Paul, Minnesota 55164-0683
(651) 236-5900

     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 19, 2001

    The Annual Meeting of Shareholders of H.B. Fuller Company will be held at the Science Museum of Minnesota, 120 West Kellogg Boulevard, Saint Paul, Minnesota, on Thursday, April 19, 2001, beginning at 2:00 p.m. for the following purposes:

    (1)
    to elect three directors for a three-year term;

    (2)
    to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 1, 2001;

    (3)
    to consider and vote on a shareholder proposal regarding tobacco-related business of the Company; and

    (4)
    to transact such other business as may properly come before the meeting.

    Shareholders of record at the close of business on February 21, 2001 are entitled to notice of and to vote at the meeting.

    Whether or not you plan to attend the meeting in person, please mark, date and sign the enclosed proxy card and mail it in the enclosed envelope. No postage is required if the proxy card is mailed in the United States. As an alternative to completing the proxy card, you may enter your voting instruction by telephone at 1-800-240-6326 or by Internet at www.eproxy.com/full/.

By Order of the Board of Directors

Richard C. Baker Secretary
March 9, 2001

H.B. Fuller Company
1200 Willow Lake Boulevard
P.O. Box 64683
St. Paul, Minnesota 55164-0683
(651) 236-5900

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 19, 2001

    This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of H.B. Fuller Company, a Minnesota corporation (the "Company"), to be voted at the 2001 Annual Meeting of Shareholders and at any adjournment of the meeting (the "Annual Meeting"). This Proxy Statement and form of proxy are being first mailed or given to shareholders on or about March 9, 2001.

    Proxies in proper form received by the time of the Annual Meeting will be voted as specified. A shareholder giving a proxy may revoke it at any time before it is voted by giving written notice of such revocation or a properly executed new proxy to the Secretary of the Company, or by attending the meeting and voting in person.

    The Company will bear the cost of proxy preparation and solicitation, including the charges and expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners. Proxies are being solicited primarily by mail. The Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies for the Annual Meeting for a fee of approximately $4,000 plus associated costs and expenses. In addition, proxies may be solicited by telephone or facsimile, or personally by Company directors, officers and regular employees, who will receive no additional compensation for their services other than their regular salaries.

    Shareholders of record at the close of business on February 21, 2001 are entitled to vote at the Annual Meeting. At that time, the Company had outstanding 14,120,205 shares of Common Stock and 45,900 shares of Series A Preferred Stock. Holders of Common Stock are entitled to one vote per share, and holders of Series A Preferred Stock are entitled to 80 votes per share. Holders of Common Stock and Series A Preferred Stock vote as a single class upon the election of directors and upon all matters submitted to shareholders. On a combined basis, 17,792,205 votes are entitled to be cast at the Annual Meeting. There is no cumulative voting. If a shareholder abstains from voting as to any matter (or withholds authority to vote for one or more nominees for director), then the shares held by such shareholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter (or the election of directors). If a broker returns a "non-vote" proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the meeting for purposes of determining a quorum, but shall not be deemed to be represented at the meeting for purposes of calculating the vote with respect to such matter.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

    The table below presents, as of January 31, 2001 (unless otherwise noted), certain information about all shareholders known to the Company to be the beneficial owners of more than 5% of the Company's Common Stock and information about the beneficial ownership of the Company's Common Stock by each director, nominee and executive officer named in the Summary Compensation Table below and all directors and executive officers of the Company as a group. Elmer L. Andersen, 1483 Bussard Court, Arden Hills, Minnesota 55112, owns 45,900 shares of the Company's Series A Preferred Stock, representing 100% of the class. Based on the Series A Preferred Stock and Common Stock beneficially owned by Mr. Andersen, he controls 21% of the voting power of the Company. Unless otherwise noted, the shareholders listed in the table have sole voting and investment powers with respect to the shares of Common Stock owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock Outstanding
Anthony L. Andersen	394,822	(1)(2)	2.8%
Norbert R. Berg	2,541	(2)(3)	*
Edward L. Bronstien, Jr.	8,921	(2)(3)	*
Robert J. Carlson	1,538	(2)(3)	*
Freeman A. Ford	4,038	(2)	*
Gail D. Fosler	3,173	(2)(3)	*
Dr. Reatha Clark King	5,109	(2)(3)	*
Walter Kissling	136,286	(2)(3)	*
Dr. John J. Mauriel, Jr.	10,038	(2)(3)	*
Lee R. Mitau	5,610	(2)(3)	*
Albert P.L. Stroucken	161,910	(4)	1.1%
R. William Van Sant	0		*
Raymond A. Tucker	36,258	(5)	*
Lars T. Carlson	18,450	(6)	*
Alan R. Longstreet	53,236	(7)	*
Linda J. Welty	33,069	(8)	*
All directors and executive officers as a group (28 persons)	1,071,577	(9)	7.6%

  * Indicates less than 1%.

(1)

Includes 16,588 shares held in trust under the Company's Thrift Plan and 248,301 shares held in a revocable trust.

(2)

Includes the following shares that were awarded under the 1998 Directors' Stock Incentive Plan (including shares acquired upon reinvestment of dividends): Anthony L. Andersen—708, Norbert R. Berg—1,538, Edward L. Bronstien, Jr.—1,538, Robert J. Carlson—1,538, Freeman A. Ford—1,538, Gail D. Fosler—1,538, Reatha Clark King—1,538, Walter Kissling—1,114, John J. Mauriel, Jr.—1,538, and Lee R. Mitau—5,110.

(3)

Excludes Common Stock units credited to the accounts of directors who participate in the Directors' Deferred Compensation Plan (described under the heading "Election of Directors—Directors' Compensation" in this Proxy Statement). The Common Stock units may not be voted or transferred. The number of units credited to each director participating in the plan is as follows: Norbert R. Berg—12,245, Edward L. Bronstien, Jr.—9,023, Robert J. Carlson—7,054, Gail D. Fosler—747, Reatha Clark King—4,987, Walter Kissling—2,160, John J. Mauriel, Jr.—12,721, and Lee R. Mitau—3,243.

(4)

Includes 10,522 shares of restricted Common Stock subject to forfeiture, 329 shares held in trust under the Company's Thrift Plan, and 23,619 shares issuable pursuant to stock options which are currently exercisable.

(5)

Includes 4,271 shares issuable pursuant to stock options which are currently exercisable and 57 shares held in trust under the Company's Thrift Plan.

(6)

Includes 4,488 shares issuable pursuant to stock options which are currently exercisable, 6,475 shares of restricted Common Stock subject to forfeiture and 3,424 shares held in trust under the Company's Thrift Plan.

(7)

Includes 6,731 shares issuable pursuant to stock options which are currently exercisable, 5,004 shares of restricted Common Stock subject to forfeiture and 12,271 shares held in trust under the Company's Thrift Plan.

(8)

Includes 5,078 shares issuable pursuant to stock options which are currently exercisable, 1,041 shares of restricted Common Stock subject to forfeiture and 750 shares held in trust under the Company's Thrift Plan.

(9)

Includes 79,079 shares issuable pursuant to stock options which are currently exercisable, 17,698 shares of stock that were awarded under the 1998 Directors' Stock Incentive Plan, 52,991 shares of restricted Common Stock subject to forfeiture and 50,243 shares held in trust under the Company's Thrift Plan.

PROPOSAL 1
ELECTION OF DIRECTORS

    The Board of Directors is currently composed of 12 directors and is divided into three classes. Each year one class of directors stands for election for a three-year term. The term of office for Class II directors, consisting of Anthony L. Andersen, Norbert R. Berg, Freeman A. Ford and John J. Mauriel, Jr. will expire at the 2001 Annual Meeting. The term of office for Class III directors, consisting of Edward L. Bronstien, Jr., Walter Kissling, Lee R. Mitau and R. William Van Sant will expire at the 2002 Annual Meeting. The term of office for Class I directors, consisting of Robert J. Carlson, Gail D. Fosler, Reatha Clark King, and Albert P.L. Stroucken will expire at the 2003 Annual Meeting. After 35 years of dedicated Board service, Anthony L. Andersen's term as a director will expire at the Annual Meeting. After the Annual Meeting, the Board will consist of 11 members.

    At the 2001 Annual Meeting, three persons are to be elected as Class II directors to hold a three-year term of office from the date of their election until the 2004 Annual Meeting and until their successors are duly elected and qualified. The three nominees for election as Class II directors are Norbert R. Berg, Freeman A. Ford and John J. Mauriel, Jr., all of whom are currently directors. Each of the nominees has agreed to serve as a director if elected. The accompanying proxy will be voted FOR the election of the three nominees named above, unless authority to vote for one or more of such nominees is withheld as specified in the proxy. Therefore, if no instruction is given, the accompanying proxy, if delivered to the Company, will be voted FOR the election of the three nominees.

    The affirmative vote of a majority of the combined voting power of the Common Stock and Series A Preferred Stock represented and entitled to vote at the Annual Meeting is required for the election of each director. If, for any reason, any nominee becomes unavailable for election, the proxies solicited by the Board of Directors will be voted for a different nominee selected by the Board of Directors, or the Board of Directors, at its option, may reduce the number of directors constituting Class II directors.

    Information concerning the three nominees and the directors whose terms of office will continue after the 2001 Annual Meeting is set forth below. Directors' ages are stated as of January 1, 2001.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
ELECTION OF THE NOMINATED DIRECTORS

NOMINEES FOR ELECTION TO BOARD OF DIRECTORS—CLASS II

(Term Ending in 2004)

NORBERT R. BERG
Norbert R. Berg, age 68, is President and owner of Boyer Creek Ranch, Barronett, Wisconsin. He was Deputy Chairman of the Board of Control Data Corporation, a computer manufacturing and data services company, from 1980 to 1988. He was a director of First Trust National Association from 1970 to 1996 and a director of Control Data Corporation from 1977 to 1990. Mr. Berg has been a director of the Company since 1976 and is a member and chair of the Compensation Committee and a member of the Corporate Governance and Responsibility Committee.

FREEMAN A. FORD
 Freeman A. Ford, age 59, has been Chairman and Chief Executive Officer of Fafco, Inc., Chico, California, a manufacturer of energy conservation equipment, since 1972. Mr. Ford has been a director of the Company since 1975 and is a member and chair of the Finance Committee and a member of the Audit Committee.

JOHN J. MAURIEL, JR.
John J. Mauriel, Jr., age 68, has been a member of the faculty of The Carlson School of Management, University of Minnesota, since 1965 and the Director of the Bush Educators Program since 1975. Dr. Mauriel has been a director of the Company since 1968 and is a member and chair of the Audit Committee and a member of the Finance Committee.

MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE—CLASS I

(Term Ending in 2003)

ROBERT J. CARLSON
Robert J. Carlson, age 71, was Vice Chairman of the Board of J. I. Case Corporation, a worldwide manufacturer of agricultural and construction equipment, from September 1992 to 1994. He was Chairman of the Board and Chief Executive Officer of J. I. Case Corporation from 1991 to 1992, Chief Executive Officer of BMC Corporation from 1985 to 1990, President of United Technologies Corporation from 1983 to 1984 and President of Pratt & Whitney from 1979 to 1983. Mr. Carlson has been a director of the Company since 1989 and is a member of the Audit and Finance Committees.

GAIL D. FOSLER
Gail D. Fosler, age 53, is Senior Vice President and Chief Economist of The Conference Board, a non-profit, business-sponsored research and membership organization. From 1989 to 1997, she was Vice President, Chief Economist and Executive Director of The Conference Board. Ms. Fosler is a director of the Unisys Corporation, DBH Holdings (Singapore) and the National Bureau of Economic Research, and a trustee of John Hancock Mutual Funds. Ms. Fosler has been a director of the Company since 1992 and is a member of the Audit and Compensation Committees.

REATHA CLARK KING
Reatha Clark King, age 62, has been President and Executive Director of the General Mills Foundation and Vice President of General Mills, Inc., a diversified food company, since 1988. She served as President of Metropolitan State University, St. Paul, Minnesota, from 1977 to 1988. She is a director of Wells Fargo Company, Inc., Exxon Mobil Corporation, Inc. and Minnesota Mutual Companies, Inc. Dr. King has been a director of the Company since 1978 and is a member of the Corporate Governance and Responsibility and Finance Committees. She is a trustee of the H.B. Fuller Company Foundation.

ALBERT P.L. STROUCKEN
Albert P.L. Stroucken, age 53, was elected Chairman of the Board in October, 1999. He has been President and Chief Executive Officer of the Company since April, 1998. He was General Manager, Inorganics Division of Bayer AG from 1997 to 1998. Prior to that he was Executive Vice President and President of Industrial Chemicals Division, Bayer Corporation from 1992 to 1997. Mr. Stroucken has been a director of the Company since 1998 and is a member of the Corporate Governance and Responsibility and Finance Committees.

MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE—CLASS III

(Term Ending in 2002)

EDWARD L. BRONSTIEN, JR.
Edward L. Bronstien, Jr., age 73, has been Chairman of the Board of Rybovich Spencer, a yacht construction, sales and service business in West Palm Beach, Florida, since January, 2000. He was President of Rybovich Spencer from 1981 to January, 2000. Mr. Bronstien has been a director of the Company since 1972 and is a member and chair of the Corporate Governance and Responsibility Committee and a member of the Compensation Committee.

WALTER KISSLING
Walter Kissling, age 69, was Chief Executive Officer of the Company from 1995 until his retirement in 1998. He also served as President from 1992 to 1998. He was Chief Operating Officer of the Company from 1990 to 1995. He was Chairman from 1985 to 1998 and a director from 1969 to 1998 of Kativo Chemical Industries, S.A., a subsidiary of the Company. He is a director of several Costa Rican businesses, including La Nación, Costa Rica Forest Corporation and Chairman of the Board of Atlas Eléctrica. Mr. Kissling has been a director of the Company since 1968 and is a member of the Corporate Governance and Responsibility Committee.

LEE R. MITAU
Lee R. Mitau, age 52, has been Executive Vice President of U.S. Bancorp, a bank holding company headquartered in Minneapolis, since 1995. He was a partner in the Corporate Department of the law firm of Dorsey & Whitney LLP from 1983 to 1995. He is a director of Graco, Inc. Mr. Mitau was Secretary of the Company from 1990 to 1995. He has been a director of the Company since 1996 and is a member of the Compensation and Corporate Governance and Responsibility Committees.

R. WILLIAM VAN SANT
R. William Van Sant, age 62, has been Chairman, Director and Chief Executive Officer of Nortrax, Inc., a distributor of John Deere construction equipment, since 1999. He was Chairman, Director and Chief Executive Officer of Lukens Inc., a specialty steel producer from 1991 to 1998. Mr. Van Sant is a director of Philip Services Corporation, Amcast Industrial Corporation and Warn Industries, Inc. He has been a director of the Company since January, 2001.

Directors' Compensation

    Each non-employee director is paid an annual retainer of $29,000, plus a Board meeting fee of $1,000 for each board meeting or committee meeting attended. The Company's Chief Executive Officer does not receive separate compensation for serving on the Board of Directors.

    Under the Company's Directors' Deferred Compensation Plan, directors may elect to defer receipt of all or a percentage of their retainer and meeting fees and later receive Common Stock. If deferral is elected, all deferred cash amounts are increased by 10% and converted into Common Stock units, with the result that such amounts are treated as if they had been invested in shares of Common Stock. In addition, each participating director's account is credited with additional units with a value equal to dividends paid on the Company's Common Stock at the time such dividends are paid. However, the units do not have voting rights. Common Stock is issued to a director pursuant to the Directors' Deferred Compensation Plan at the earliest to occur of (i) the last date on which the director serves as a director (i.e., the date of resignation or removal from the Board or the end of the director's elected term) or, at the option of the director, on the first, second, third, fourth or fifth anniversary of such last date as may be selected by the director in advance, (ii) disability, (iii) death or (iv) the date of a "change in control" (as defined in the Directors' Deferred Compensation Plan). During the fiscal year ended December 2, 2000, the following directors elected to defer receipt of their retainer and/or meeting fees in the amounts shown: Norbert R. Berg—$56,250; Edward L. Bronstien, Jr.—$28,750; Gail D. Fosler—$9,000; Reatha Clark King—$28,750; Walter Kissling—$51,500; John J. Mauriel, Jr.—$55,750; and Lee R. Mitau—$50,000.

    In fiscal year 1997, the Compensation Committee terminated the Directors' Retirement Plan for any director elected to the Company's Board of Directors after October 16, 1997. The Directors' Retirement Plan remains in effect for all eligible non-employee directors as of October 16, 1997. The Company's Retirement Plan for Directors (the "Directors' Retirement Plan") provides for payment of a retirement benefit to each eligible director, beginning on the later of the date of the director's retirement from the Board or such director's 60th birthday, in an amount equal to the director's annual retainer in effect preceding such date, including the amounts credited to the director's account under the Directors' Deferred Compensation Plan. The retirement benefit is paid each year for 15 years or the number of years of service as a director, whichever is less. Eligible directors are non-employee directors with a minimum of 10 years of service. The Directors' Retirement Plan is an unfunded plan. However, the Company has placed funds in trust that, although subject to claims of the Company's creditors, are intended to provide benefits under the Directors' Retirement Plan. All eligible non-employee directors are covered except Lee R. Mitau, who elected to receive 3,417 restricted shares of Common Stock of the Company, as determined by the Board of Directors, in lieu of any retirement benefit that Mr. Mitau otherwise would have been eligible to receive under the Directors' Retirement Plan.

    In 1998, the Board of Directors and the shareholders of the Company approved the adoption of the 1998 Directors' Stock Incentive Plan (the "1998 Plan") as a replacement for the Directors' Retirement Plan. The Board of Directors believes that awards of stock-based compensation under the 1998 Plan provide an effective means of linking the interests of the directors with the interests of the Company's shareholders. In fiscal year 2000, the Compensation Committee granted to each non-employee director 700 shares of restricted stock which will vest on the earlier of April 20, 2004 or the date on which the director reaches the mandatory retirement age. Dividends are paid on the shares of restricted stock and reinvested in additional shares of restricted stock.

    The Company maintains a program under which non-employee directors are reimbursed for annual physical examinations. During the fiscal year ended December 2, 2000, the Company paid reimbursements of a total of $11,091 for director physical examinations and related expenses.

    The Company has a Matching Gifts to Education program. Under the program, the Company provides a matching contribution in an amount equal to a director's contribution to an eligible educational institution. The maximum amount to be contributed by the Company in any fiscal year on behalf of any director is $1,000. During the fiscal year ended December 2, 2000, the Company matched contributions of $1,000 with respect to Norbert R. Berg, Freeman A. Ford and Reatha Clark King, $725 with respect to John J. Mauriel, Jr. and $500 with respect to Lee R. Mitau.

    Mr. Kissling entered into a consulting agreement with the Company in connection with his retirement from the Company on May 5, 1998. Under the terms of the consulting agreement, Mr. Kissling agreed to provide consulting services to the Company for up to 300 hours per calendar year for a period of two years following his retirement date. In connection with the consulting agreement the Company extended the term of Mr. Kissling's non-competition agreement with the Company from two years to five years following the date of his retirement and clarified the terms of the tax equalization payments under Mr. Kissling's then-existing international service agreement. In consideration of the consulting agreement and the amendments to the related agreements, the Company agreed to pay Mr. Kissling an aggregate of $555,000 in three installments, plus a monthly office allowance of $2,500 for a period of two years following the date of Mr. Kissling's retirement. The Company also agreed to indemnify Mr. Kissling against any U.S., state or local income tax liability to the extent that any of the payments are subject to such taxation. The aggregate amount paid to Mr. Kissling under the consulting agreement, including tax indemnification payments, during fiscal year 2000 was $125,000.

Board Meetings and Committees

    The Board of Directors is responsible for the overall affairs of the Company and conducts its business through meetings of the Board and four standing committees: Audit, Compensation, Corporate Governance and Responsibility, and Finance. Ad hoc committees are also established under the direction of the Board when necessary to address specific issues.

    The Board of Directors held five scheduled meetings during the fiscal year ended December 2, 2000. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and committees on which he or she was a member during the fiscal year, except Gail D. Fosler, who attended 71% of such meetings.

    The Audit Committee recommends to the Board the appointment of the independent auditors, reviews the Company's annual audited financial statements, reviews the accounting principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements, reviews the scope and results of the audit, reviews reports from the independent auditors regarding the auditors' independence, evaluates the performance of the independent and internal auditors, reviews the Company's risk management policies and procedures, and monitors compliance with the Company's prescribed policies, procedures and code of conduct. All members of the Audit Committee meet the independence and experience requirements of the National Association of Securities Dealers, Inc. for companies listed on the Nasdaq Stock Market. The Audit Committee members are Robert J. Carlson, Freeman A. Ford, Gail D. Fosler and John J. Mauriel, Jr. The Audit Committee held six meetings during the fiscal year ended December 2, 2000.

    The Compensation Committee establishes the overall compensation programs and practices for executive officers and directors of the Company, determines the compensation paid to the executive officers and directors, monitors the competitiveness, fairness and equity of the Company's retirement plans, and administers the Company's stock-based plans and makes awards under those plans. The Compensation Committee members are Norbert R. Berg, Edward L. Bronstien, Jr., Gail D. Fosler and Lee R. Mitau, all of whom are non-employee directors. The Compensation Committee held five meetings during the fiscal year ended December 2, 2000.

    The Corporate Governance and Responsibility Committee reviews matters of corporate governance and the Company's policies and practices relating to significant issues of corporate social and public concern, evaluates the performance of the Chairman of the Board, President and Chief Executive Officer, reviews the Company's organizational structure and succession planning program, evaluates the performance of the directors, recommends new director nominees to the Board for election after evaluating their qualifications, and evaluates and makes recommendations to the Board regarding any shareholder proposals. Recommendations by shareholders of potential director nominees may be addressed to the Corporate Governance and Responsibility Committee in care of the Secretary of the Company, who will forward such recommendations to the Committee for consideration. The Corporate Governance and Responsibility Committee members are Norbert R. Berg, Edward L. Bronstien, Jr., Reatha Clark King, Walter Kissling, Lee R. Mitau and Albert P.L. Stroucken. The Committee held four meetings during the fiscal year ended December 2, 2000.

    The Finance Committee reviews and makes recommendations to the Board regarding the financial policies of the Company, including the Company's long-range financial strategic plan and asset allocations, financial aspects of acquisitions and divestitures, major financing programs, dividend policy, capital and operating budgets and policy, the purchase and sale of the Company's securities, third-party guarantees, the level of overall borrowing authority, and the funding of the Company's retirement plans. The Finance Committee members are Anthony L. Andersen, Robert J. Carlson, Freeman A. Ford, Reatha Clark King, John J. Mauriel, Jr. and Albert P.L. Stroucken. The Finance Committee held five meetings during the fiscal year ended December 2, 2000.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

Compensation Overview

    The Compensation Committee of the Board of Directors (the "Committee") is responsible for reviewing and establishing overall compensation policies and programs to ensure the Company's ability to attract, retain and motivate qualified executives and directors on a worldwide basis. The Company's strategy for achieving this objective includes establishing executive officer base pay and short-term and long-term incentive compensation targets at or above competitive levels. Base salary and short-term and long-term incentive compensation are based on a pay-for-performance philosophy. The Committee reviews, on an annual basis, national and regional compensation surveys to determine and establish competitive levels of compensation.

    The Committee believes that ownership of Company Common Stock by executive officers encourages long-term, strategic decision-making that is in the balanced best interests of the Company's constituents. The Committee has, therefore, established guidelines that set forth recommended levels of stock ownership by each executive officer. In support of this philosophy and to maintain alignment with marketplace practice, the Committee grants nonqualified stock options and, in certain circumstances, restricted stock awards under the Company's long-term incentive program. The size of awards is based upon an executive's established pay grade, which takes into consideration the job's internal value, based on overall complexity and responsibility, and external value as reflected in a market competitiveness comparison. The value of nonqualified stock options or restricted stock is ultimately determined by the Company's stock price. In addition, in order to encourage and facilitate stock ownership by executives, the Board of Directors approved, upon recommendation of the Committee, two additional stock programs, which were implemented during the last fiscal year and are described below under "Stock Ownership Programs."

    The Committee currently consists of a Chair and three other non-employee directors, all of whom are elected by the Board of Directors. The Committee reviews and approves the compensation programs and practices, including base salaries, cash incentive programs and stock-based awards for the Company's Chief Executive Officer and other executive officers worldwide. The Committee has the authority to change the Company's compensation programs at any time. From time to time, the Committee hires experienced outside consultants to analyze and review the Company's compensation programs. The purpose of these reviews is to satisfy the Committee that the Company's compensation programs meet its stated objectives, including competitiveness.

Compensation of Executive Officers

    For fiscal year 2000, the Company's compensation program for its executive officers consisted of five basic elements: base salary; short-term incentive compensation comprised of two components (awards based on Company and/or business unit financial performance and individual achievement); and long-term incentive compensation comprised of two components (performance units and nonqualified stock options).

    Base Salary.  Base salaries for the Company's executive officers are generally determined from an assessment of external market pay and internal job value. Merit increases in base salary are tied to annual performance reviews and are generally subject to salary ranges based on market surveys relating to salaries for similar executive officer positions at companies with total revenues comparable to the Company's revenues. Certain of these comparable companies are among the companies included in the S&P Specialty Chemicals Index used in the graph under the caption "Total Shareholder Return Graphs" below. The Committee reviews and considers proposed merit increases for executive officers annually on an individual basis.

    Short-Term Incentive Awards.  Short-term incentive awards for executive officers are tied directly to Company and, in some cases, business unit financial performance and individual achievement. The aggregate amount of the financial performance and individual achievement awards is set for each executive officer such that the expected pay-out at target performance levels, together with such executive officer's base salary, would result in a salary and short-term incentive compensation package equal to or in excess of the market rate of such compensation for similar positions at comparable companies. All executive officers of the Company participated in the short-term incentive plan for fiscal year 2000 described below.

    The financial performance component of the short-term incentive award is based on the annual financial performance of the Company and, in some cases, the annual financial performance of a particular business unit. Performance targets are based on the Company's budget as approved annually by the Board of Directors. Executive officers are required to achieve targets based on "Value Creation" (the Company's measurement of economic profit) of the Company and, in some cases, of a particular business unit. In addition, no incentive payments are made unless the Company achieves a minimum return on sales target. For fiscal year 2000, the maximum bonus opportunity for the Company's executive officers (other than the Chief Executive Officer) with respect to the financial performance component of the short-term incentive plan ranged from 43% to 50% of base salary. No payments were made to the executive officers for fiscal year 2000 with respect to the financial performance component because the threshold performance level of Value Creation of the Company, or in some cases the particular business unit, was not achieved.

    For fiscal year 2000, the maximum bonus opportunity for the executive officers (other than the Chief Executive Officer) with respect to the individual achievement component of the short-term incentive plan ranged from 22% to 25% of base salary. For fiscal year 2000, the executive officers (other than the Chief Executive Officer) received individual achievement awards ranging from 15% to 18% of base salary. The awards were granted by the Committee based on a subjective evaluation of each officer's performance.

    Long-Term Incentive Awards.  Long-term incentive awards have been provided through the Company's Performance Unit Plan (the "Unit Plan") and nonqualified stock options. Under the Unit Plan, the Chief Executive Officer recommended and the Committee reviewed, modified as appropriate and approved an assignment of performance units in fiscal year 2000 to the Company's executive officers and other senior management employees. The units accrue value based on the cumulative achievement of Value Creation over the three-year performance period covering fiscal years 2000-2002. It is expected that future annual awards of performance units will result in a series of overlapping three-year performance periods. In recognizing the need to provide an annual incentive payment opportunity for fiscal years 1999 and 2000 until the Company had completed overlapping three-year performance periods, the units awarded for fiscal years 1999-2001 also accrued value based on the achievement of a minimum return on sales target for fiscal years 1999 and 2000 separately. If, at the end of fiscal years 1999 and 2000 and at the end of the 1999-2001 performance period, the minimum return on sales and Value Creation targets, respectively, were achieved, each performance unit would be converted to a dollar value, and each participant's total dollar amount would be paid in cash. No cash awards were paid to the executive officers for the fiscal year 2000 performance period related to the Company's achievement of a minimum return on sales because the return on sales objective was not achieved.

    Other long-term incentives in the form of nonqualified stock options are granted periodically in the Committee's discretion, following recommendations by the Chief Executive Officer, with the goal of establishing significant stock ownership by management. During fiscal year 2000, options were granted to all executive officers pursuant to the Company's 1992 Stock Incentive Plan or the Company's Year 2000 Stock Incentive Plan. The options vest in four annual installments (25% vesting each year) and have a 10-year term.

Stock Ownership Programs

    In July, 2000, the Board of Directors adopted the Executive Stock Purchase Loan Program, which was designed to facilitate immediate and significant stock ownership by executives, especially new management employees. Under the program, the Company arranged for U.S. Bank N.A. to provide full-recourse, personal loans to eligible management employees who elected to participate in the program for the purchase of shares of Company Common Stock in the open market. Each eligible employee was allowed to obtain a loan in an amount up to one times the participant's stock ownership goal plus capitalization of interest for the term of the loan. An executive's stock ownership goal ranges in dollar amount from one to five times his or her annual salary, depending on the executive's position with the Company. The loans bear interest at the Applicable Federal Rate and mature in five years, with principal and interest due at that time. The loans are guaranteed by the Company only in the event of the participant's default. The Company pays the administrative fees and expenses of the program. During fiscal year 2000, 27 out of 31 eligible management employees participated in the program, borrowing a total of $10,970,690 in personal loans to buy an aggregate of 358,497 shares of Company Common Stock.

    The Company also makes certain stock-based grants under the Company's Key Employee Deferred Compensation Plan to facilitate increased stock ownership by management employees. Under this Plan, eligible employees may elect to defer annually receipt of up to 25% of base salary and up to 100% of any annual incentive payment or payments under the Unit Plan. Amounts deferred under this Plan are payable on the earliest to occur of the participant's termination of employment, reaching age 65, disability, death or the date for payment selected by the participant. Deferred amounts are credited with gains and losses based on the performance of deemed investment options, including the Company's Common Stock, selected by the participant.

Participants who select the Company Common Stock account are credited with phantom stock units that will be paid out in shares of Company Common Stock. If a participant elects to defer amounts to the Company Common Stock account, the Company makes a 10% matching contribution for the amount of units credited based on the deferral amount. The Company also makes matching contributions to a participant's stock account to restore certain Company matching contributions under the Company's 401(k) plan that are limited by tax regulations. In addition, the Committee may make discretionary contributions to a participant's Company Common Stock account under the Plan. Participants may not transfer amounts credited under the Company Common Stock account out of that account. Units credited to the Company Common Stock account under the Plan count toward a participant's stock ownership goal.

Compensation of the Chief Executive Officer

    Mr. Stroucken became President and Chief Executive Officer of the Company on April 15, 1998. The Company and Mr. Stroucken entered into an employment agreement, dated as of April 16, 1998, which is described in this Proxy Statement under the heading, "Executive Compensation—Employment Agreements."

    Mr. Stroucken's total compensation package is designed to be competitive with compensation provided to chief executive officers at chemical manufacturing and allied products companies with total revenues comparable to the Company's revenues. Mr. Stroucken's salary is reviewed periodically by the Committee and may be increased from time to time as determined by the Committee to reflect Mr. Stroucken's contributions to the Company, the Company's performance, competitive practice and general market conditions. Based on consideration of the above-mentioned factors, the Committee approved a 4.5% increase to Mr. Stroucken's salary during the fiscal year.

    Under the terms of Mr. Stroucken's employment agreement, Mr. Stroucken has the opportunity to earn up to 100% of his base salary under the two components of the annual short-term incentive plan. For fiscal year 2000, Mr. Stroucken was eligible to earn an incentive award of 50% of his base salary if the Company achieved the target Value Creation improvement goal or an incentive award of 67% of his base salary if the Company achieved a superior Value Creation improvement goal. If the Company achieved the threshold Value Creation improvement goal and a minimum return on sales of 5%, then Mr. Stroucken was eligible to receive an award of 25% of his base salary. No payment was made to Mr. Stroucken for fiscal year 2000 for the financial component of the short-term incentive plan because the threshold performance level of Value Creation of the Company was not achieved. Mr. Stroucken also was eligible to earn an award of up to 33% of his base salary under the individual achievement component of the short-term incentive plan. Mr. Stroucken did not receive an individual achievement award for fiscal year 2000.

    In fiscal year 1998, Mr. Stroucken was granted 20,000 shares of restricted Common Stock of the Company which vest on April 16, 2002, subject to Mr. Stroucken's continued employment with the Company. The shares vest earlier in two separate installments of 10,000 shares each if the Company achieves a consolidated net return on sales (excluding restructuring charges) of at least 4% for fiscal year 1999 and at least 5% for either fiscal year 2000 or 2001. As a result of the Company having achieved at least 4% return on sales for fiscal year 1999, 10,000 shares of restricted stock vested on January 13, 2000 pursuant to the terms of Mr. Stroucken's 1998 Restricted Stock Award Agreement. Because the Company did not achieve the return on sales objective for fiscal year 2000, none of the remaining 10,000 shares have yet vested.

    Under the terms of the Company's Performance Unit Plan, as described above, Mr. Stroucken received an assignment of 6,000 performance units, which will accrue value based on the cumulative achievement of Value Creation over the three-year performance period covering fiscal years 2000-2002. Mr. Stroucken did not receive an incentive payment under the Unit Plan for fiscal year 2000 because the Company did not achieve the minimum net consolidated return on sales objective for fiscal year 2000, as described above.

    On April 20, 2000, Mr. Stroucken was granted an option to purchase 28,342 shares of the Company's Common Stock at a price of $39.75 per share, the market price of a share of Company Common Stock on that date. The option vests in four equal annual installments and has a 10-year term.

    During fiscal year 2000, Mr. Stroucken participated in the Executive Stock Purchase Loan Program, as described above. Under the program, Mr. Stroucken borrowed $3,244,699 and purchased 106,463 shares of Company Common Stock.

    The Committee made a discretionary special contribution of $100,000, equal to 1,595 phantom stock units, on January 17, 2000 to Mr. Stroucken's Company Common Stock account under the Company's Key Employee Deferred Compensation Plan, described above.

Deductibility of Executive Compensation

    Internal Revenue Code Section 162(m) limits the ability of the Company to deduct certain compensation in excess of $1,000,000 paid to current executive officers named in the Summary Compensation Table below. In the event that compensation paid by the Company to any executive officer of the Company during the current or any subsequent fiscal year exceeds $1,000,000, such excess may not qualify as a tax deduction for the Company under the provisions of Section 162(m). The Company's Year 2000 Stock Incentive Plan has been approved by the Company's shareholders, as required by Section 162(m), such that compensation attributable to stock options and certain other awards under this Plan may be excluded from the $1,000,000 limitation.

    The Committee believes that discretionary control over certain aspects of executive compensation is critical to the overall compensation philosophy of the Company, which is to attract, retain and motivate executive officers and other key employees in a manner that furthers the best interests of all of the Company's stakeholders. Guided by this philosophy, the Committee has reviewed, and will continue to review as circumstances change, the effects of the Section 162(m) limit on the deductibility of amounts paid under the Company's compensation programs and will do whatever it considers to be in the best balanced interests of the Company's constituencies.

                      Mr. Norbert R. Berg, Chair
                      Mr. Edward L. Bronstien, Jr.
                      Ms. Gail D. Fosler
                      Mr. Lee R. Mitau
                      Members of the Compensation Committee

Summary Compensation Table

    The following table sets forth the cash and non-cash compensation for each of the last three fiscal years ended December 2, 2000, awarded to or earned by the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company.

Long-Term Compensation Awards
Annual Compensation
						Restricted Stock Awards(4) ($)	Securities Underlying Options (#)
Name and Principal Position	Fiscal Year	Salary(1) ($)	Bonus(2) ($)	Other Annual Compensation(3) ($)				All Other Compensation(5) ($)
Albert P.L. Stroucken Chairman of the Board, President and Chief Executive Officer	2000 1999 1998	648,945 621,000 381,923	0 497,674 300,000	$14,755 0 122,580	(6)	0 0 1,261,250	28,342 33,069 0	143,702 4,800 3,054	(7)
Raymond A. Tucker Senior Vice President Chief Financial Officer	2000 1999 1998	283,750 109,936 —	42,563 49,995 —	0 118,750 —	(8)	0 0 —	7,085 10,000 —	0 0 —
Lars T. Carlson Senior Vice President Manufacturing Integration	2000 1999 1998	279,577 269,342 260,990	42,272 120,866 79,000	320 0 0		0 0 75,375	4,724 6,614 0	13,280 4,786 4,800
Alan R. Longstreet Senior Vice President Performance Products	2000 1999 1998	275,171 263,322 231,838	41,276 155,455 40,000	344 50,017 342,706	(9) (10)	0 0 75,375	7,085 9,921 0	16,307 4,800 4,800
Linda J. Welty Group President, General Manager, Specialty	2000 1999 1998	269,610 232,917 49,753	47,182 119,267 10,750	1,236 0 0		0 0 0	7,085 6,614 0	13,095 4,338 0

(1)
Includes cash compensation deferred at the election of the executive officer under the terms of the Company's Thrift Plan and Key Employee Deferred Compensation Plan.
(2)
The bonus amounts were paid pursuant to the Company's short-term incentive plans described above in the Compensation Committee Report on Executive Compensation. Amounts for fiscal year 1999 include payments under the Performance Unit Plan.
(3)
Includes the dollar value of the Company's 10% matching contribution relating to Common Stock units credited to the participant's account under the Key Employee Deferred Compensation Plan. The amounts for fiscal year 2000 were as follows: Mr. Stroucken ($14,755), Mr. Carlson ($320), Mr. Longstreet ($344), and Ms. Welty ($1,236).
(4)
The Company issued restricted stock and restricted stock units under the Company's 1992 Stock Incentive Plan. Restricted stock represents shares of the Company's Common Stock held by the Company on behalf of the participant. Each restricted stock unit represents the right to receive one share of the Company's Common Stock. Restricted stock and restricted stock units will be forfeited and reacquired by the Company unless the participant remains in the continuous employment of the Company or an affiliate of the Company for a period of ten years from the date of grant (or four years in the case of shares held by Mr. Stroucken—see "Compensation Committee Report on Executive Compensation"). However, the restricted stock and restricted stock units will vest earlier in the event of death, disability or retirement, or a change in control of the Company, or as otherwise authorized by the Compensation Committee. Dividends are paid on restricted stock and dividend equivalents accrue with respect to restricted stock units at the same rate as paid to all holders of the Company's Common Stock, but in the form of additional shares of restricted stock or restricted stock units, as the case may be, rather than cash. The value of each award shown in the table was determined by multiplying the closing market price of the Company's Common Stock on the date of grant by the number of shares or units awarded. As of December 2, 2000, Mr. Stroucken held a total of 10,522 shares of restricted stock (including accrued dividend shares) having a then current value of $378,972, Mr. Tucker held no shares of restricted stock, Mr. Carlson held a total of 6,475 shares of restricted stock (including accrued dividend shares) having a then current value of $233,100 and a total of 3,308 restricted stock units (including accrued dividend equivalents) having a then current value of $119,088, Mr. Longstreet held a total of 5,004 shares of restricted stock (including accrued dividend shares) having a then current value of $180,144 and a total of 4,779 restricted stock units (including accrued dividend equivalents) having a then current value of $172,044, and Ms. Welty held a total of 1,041 shares of restricted stock (including accrued dividend shares) having a then current value of $37,476.

(5)
Amounts include the Company's matching contributions under the terms of the Company's Thrift Plan (a 401(k) plan), including the following amounts for fiscal year 2000: Mr. Stroucken ($6,800), Mr. Tucker ($0), Mr. Carlson ($3,914), Mr. Longstreet ($6,800), and Ms. Welty ($3,883). A participant is fully vested in the balance of his or her account upon the occurrence of certain specified circumstances, including a change in control of the Company or with five years of credited service. Each of the individuals named in the Summary Compensation Table is fully vested in the balance of his/her account. Distribution of a participant's vested account balance is made only upon the termination of employment. For fiscal year 2000, the amounts also include certain matching contributions under the Key Employee Deferred Compensation Plan as follows: Mr. Stroucken ($36,902), Mr. Carlson ($9,366), Mr. Longstreet ($9,507), and Ms. Welty ($9,212).
(6)
This amount includes a $100,000 transition allowance paid to Mr. Stroucken under the terms of his employment agreement.
(7)
This amount includes a $100,000 contribution to Mr. Stroucken's Company Common Stock account under the Key Employee Deferred Compensation Plan, as described above in the Compensation Committee Report on Executive Compensation.
(8)
This amount includes a $118,750 transition allowance paid to Mr. Tucker under the terms of his employment agreement.
(9)
This amount includes $33,542 paid to Mr. Longstreet under the Company's international service assignment policy.
(10)
This amount includes $329,120 paid to Mr. Longstreet under the Company's international service assignment policy.

Option Grants in Last Fiscal Year

	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term
		% of Total Options Granted to Employees in Fiscal Year
	Number of Securities Underlying Options Granted (#)(1)
			Exercise Or Base Price ($/Sh)
				Expiration Date
Name					5%(2) ($)	10%(2) ($)
Albert P.L. Stroucken	28,342	16.7%	$39.75	12/01/09	708,509	1,795,501
Raymond A. Tucker	7,085	4.2%	$54.75	12/01/09	243,951	618,219
Lars T. Carlson	4,724	2.8%	$54.75	12/01/09	162,657	412,204
Alan R. Longstreet	7,085	4.2%	$54.75	12/01/09	243,951	618,219
Linda J. Welty	7,085	4.2%	$54.75	12/01/09	243,951	618,219

(1)

The options have an exercise price equal to the market price of the Company's Common Stock on the date of grant and become exercisable 25% per year, on a cumulative basis, beginning one year after the date of the grant. Such options become immediately exercisable, however, upon (a) death, disability or retirement of the holder or (b) a change of control (defined as certain changes in the Company's Board of Directors, certain concentrations of voting power, certain mergers, sales of corporate assets, statutory share exchanges or similar transactions, or a liquidation or dissolution of the Company).

(2)

The assumed 5% and 10% annual rates of appreciation over the terms of the options are set forth in accordance with rules and regulations of the U.S. Securities and Exchange Commission and do not represent the Company's estimates of stock price appreciation.

Aggregated Option Exercises in Fiscal Year 2000 and Fiscal Year End Option Values

    The following table summarizes information with respect to stock option exercises by the executive officers named in the Summary Compensation Table above during fiscal year 2000 and the value of stock options held by such officers at the end of fiscal year 2000.

				Number of Securities Underlying Unexercised Options at Fiscal Year End
						Value of Unexercised In-the-Money Options at Fiscal Year End(2)
	Shares Acquired on Exercise
		Value Realized ($)
Name				Exercisable	Unexercisable	Exercisable	Unexercisable
Albert P.L. Stroucken	0	0		23,619	37,792	0	0
Raymond A. Tucker	0	0		4,271	12,814	0	0
Lars T. Carlson	6,563	$152,262	(1)	4,488	6,850	0	0
Alan R. Longstreet	0	0		6,731	10,275	0	0
Linda J. Welty	0	0		5,078	8,621	0	0

(1)

Fair market value of securities underlying options on the date of exercise minus the exercise price.

(2)

The value was determined by subtracting the exercise price per share from the closing market price per share of the Company's Common Stock on December 2, 2000.

Long-Term Incentive Plan—Awards in Last Fiscal Year

    The following table reflects awards made during fiscal year 2000 to the executive officers named in the Summary Compensation Table above pursuant to the Company's Performance Unit Plan, as described above in the Compensation Committee Report on Executive Compensation.

		Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plan
Name	Number of Units(1)	Fiscal Years	Target	Maximum
Albert P.L. Stroucken	6,000	2000-2002	$600,000	$798,000
Raymond A. Tucker	1,500	2000-2002	$150,000	$199,500
Lars T. Carlson	1,000	2000-2002	$100,000	$133,000
Alan R. Longstreet	1,500	2000-2002	$150,000	$199,500
Linda J. Welty	1,500	2000-2002	$150,000	$199,500

(1)

The performance units are denominated and payable in dollars. As of the last day of the performance period, the participant's performance units are converted to a dollar value and paid in cash.

Retirement Plans

    The Company's Retirement Plan (the "United States Plan") is a defined benefit, tax qualified plan that provides noncontributory benefits for U.S. employees. The amount of plan benefits is determined by a formula based on the employee's average compensation, as defined in the United States Plan, during the highest five of the final ten years of credited service. The amount of compensation covered by the United States Plan is limited by requirements of the Internal Revenue Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Company's Supplemental Executive Retirement Plan (the "Supplemental Plan") provides for the payment of additional amounts to certain key employees of the Company and its subsidiaries (including the executive officers named in the Summary Compensation Table) so that they will receive in the aggregate the benefits they would have been entitled to receive under the United States Plan without the limitations imposed by the Internal Revenue Code or ERISA. The Supplemental Plan is an unfunded plan. However, the Company has placed funds in a trust that remain subject to claims of the Company's creditors but otherwise are intended to provide Supplemental Plan benefits. The Supplemental Plan provides a specified level of retirement income based on a participant's length of service and final average compensation (as defined in the Supplemental Plan), which amount is offset by retirement income from certain other sources.

    The following table shows the estimated annual benefits on a straight line annuity basis payable to the executive officers named in the Summary Compensation Table with

15 or more years of credited service upon normal retirement under the United States Plan and the Supplemental Retirement Plan.

Final Average Compensation	Annual Benefits
$225,000	$95,304
$300,000	$132,804
$375,000	$170,304
$450,000	$207,804
$525,000	$245,304
$600,000	$282,804
$675,000	$320,304
$750,000	$357,804
$825,000	$395,304
$900,000	$432,804
$975,000	$470,304
$1,050,000	$507,804
$1,125,000	$545,304
$1,200,000	$582,804
$1,275,000	$620,304
$1,350,000	$657,804
$1,425,000	$695,304

    The maximum number of years of service for which pension benefits accrue under the Supplemental Plan is 15. Mr. Carlson and Mr. Longstreet each had more than 15 years of service as of December 2, 2000, and their covered compensation under the plans for the fiscal year ended December 2, 2000 was equal to the base salary and bonus amounts set forth in the Summary Compensation Table.

    Mr. Stroucken, Mr. Tucker and Ms. Welty participate in the United States Plan and the Supplemental Plan. Under the terms of their employment agreements with the Company, Mr. Stroucken and Mr. Tucker were each credited with 15 years of service under the plans.

Key Employee Deferred Compensation Plan

    The Company's Key Employee Deferred Compensation Plan permits eligible officers to defer annually receipt of up to 25% of base salary and up to 100% of any annual incentive payment or payments under the Company's Performance Unit Plan. Amounts deferred under the Plan are payable on the earliest to occur of the participant's termination of employment, reaching age 65, disability, death or the date for payment selected by the participant. Deferred amounts are credited with gains and losses based on the performance of deemed investment options, including the Company's Common Stock, selected by the participant. Participants who select the Company Common Stock account are credited with phantom stock units that will be paid out in shares of Company Common Stock. Phantom stock units are credited with dividend equivalents equal to the amount of dividends paid on an equal number of shares of Company Common Stock, and the dividend equivalents are converted into additional phantom stock units based on the fair market value of the Company's Common Stock on the dividend payment date. If a participant elects to defer amounts to the Company Common Stock account, the Company makes a 10% matching contribution for the amount of units credited based on the deferral amount. The Company also makes matching contributions to a participant's stock account to restore certain Company matching contributions under the Company's 401(k) plan that are limited by tax regulations. In addition, the Compensation Committee of the Company's Board of Directors may make discretionary contributions to a participant's Company Common Stock account under the Plan. Participants may not transfer amounts credited under the Company Common Stock account out of that account. During fiscal year 2000, Mr. Stroucken, Mr. Carlson, Mr. Longstreet and Ms. Welty participated in the Plan. The number of phantom Common Stock units credited to each of such officers as of December 2, 2000 was as follows: Mr. Stroucken (6,580 units), Mr. Carlson (334 units), Mr. Longstreet (2,664 units) and Ms. Welty (584 units).

Employment Agreements

    Albert P.L. Stroucken.  On April 16, 1998, the Company entered into an employment agreement with Mr. Stroucken pursuant to which Mr. Stroucken became employed as President and Chief Executive Officer of the Company for an initial term of three years. The term of employment is automatically extended on a daily basis, so that the term of employment continues to be three years (but not later than March 31, 2004), unless the Company or Mr. Stroucken gives notice to the other that the term will not be extended. Under the terms of the agreement, Mr. Stroucken's employment will terminate on March 31, 2004 unless the Company and Mr. Stroucken agree to extend it beyond that date.

    In addition to Mr. Stroucken's annual base salary, his employment agreement provides for an annual bonus opportunity to earn up to 100% of his base salary if performance goals to be determined by the Compensation Committee are met, participation in the Company's long-term incentive program and employee benefit plans, and specified perquisites. The employment agreement prohibits Mr. Stroucken from disclosing confidential information and engaging in certain activities competitive with the Company.

    In the event of Mr. Stroucken's death or disability during the term of the employment agreement, the Company will pay to Mr. Stroucken's spouse or estate, as the case may be, three equal annual installments, each in an amount equal to the sum of (i) Mr. Stroucken's average annual base salary over the preceding two years plus (ii) Mr. Stroucken's average annual bonus over the preceding two years. In the event that Mr. Stroucken's employment terminates on March 31, 2004 in accordance with the terms of the employment agreement, or during the term of the employment agreement the Company terminates Mr. Stroucken's employment without cause or Mr. Stroucken terminates his employment for good reason, the Company will pay to Mr. Stroucken three equal annual installments, each in an amount equal to the sum of (i) Mr. Stroucken's average annual base salary over the preceding two years plus (ii) Mr. Stroucken's average annual bonus over the preceding two years and will provide him with certain benefits and perquisites for a three-year period.

    If within one year after a change in control of the Company, Mr. Stroucken's employment is terminated by either Mr. Stroucken or the Company for any reason other than cause, or if within three years after a change in control (i) the Company terminates Mr. Stroucken's employment without cause or (ii) Mr. Stroucken terminates his employment for good reason, the Company will pay to Mr. Stroucken a lump sum payment equal to three times the sum of (i) Mr. Stroucken's annual base salary (at the highest rate in effect at any time during the three months prior to the date of the change in control) plus (ii) the largest amount of Mr. Stroucken's annual bonus awarded in any of the three years preceding the date of the change in control. In addition, the Company will provide Mr. Stroucken with certain benefits and perquisites for a three-year period following such termination of employment. In the event that such payments by the Company to Mr. Stroucken are subject to any excise tax, the Company is obligated to reimburse Mr. Stroucken for the amount of the excise tax and for any taxes imposed upon such reimbursement.

    Other Executive Officers.  The Company currently has employment agreements with Mr. Tucker, Mr. Carlson and Mr. Longstreet prohibiting disclosure of confidential information, prohibiting the employee from engaging in certain competitive activities for a specified period up to 36 months after termination of employment, and requiring the assignment to the Company of certain discoveries and inventions developed by the employee. The employment agreements have indefinite terms. The employment agreements also provide that under certain circumstances the Company will compensate the employee during the non-competition period in an amount equal to the difference between (i) the amount of monthly compensation subsequently earned and (ii) monthly basic compensation (as defined in the agreement) from the Company at the time of termination of employment. As of December 2, 2000, the monthly basic compensation for Mr. Tucker, Mr. Carlson and Mr. Longstreet which would be offset by the amount of monthly compensation subsequently earned was $23,646, $23,298, and $22,931, respectively.

Change in Control Arrangements

    The Company has entered into a change in control agreement with each of the executive officers named in the Summary Compensation Table above (other than Mr. Stroucken who has a change in control agreement within his employment agreement, as described above). The one-year term of each agreement is automatically extended on a daily basis, so that the term continues to be one year, unless the Company gives notice to the officer that the term will not be extended. Upon the occurrence of a change in control of the Company, the term of the agreement is automatically extended to the third anniversary of the date on which the change in control occurs. If during such three-year period the officer's employment is terminated by the Company for any reason other than cause or disability or the officer terminates his or her employment for good reason, or if the officer terminates his or her employment for any reason during the 90-day period following the first anniversary of the occurrence of a change in control, the Company will pay to the officer a lump sum payment equal to three times the sum of (i) the officer's annual base salary (at the highest rate in effect at any time during the three months prior to the date of the change in control) plus (ii) the largest amount of the officer's annual bonus payable for any fiscal year during the period commencing three years prior to the date of the change in control and ending on the date of the officer's termination of employment. In addition, the officer is entitled to medical and dental benefits for a three-year period following such termination of employment and certain perquisites. In the event that such payments and benefits to the officer are subject to an excise tax imposed by the Internal Revenue Code and the amount of the officer's "parachute payments" (as defined in the Code) does not exceed 330% of the officer's "base amount" (as defined in the Code), then such payments and benefits will be adjusted so that the amount of the parachute payments equals 299% of such base amount. In the event that such payments and benefits exceed 330% of the officer's base amount, the Company is obligated to reimburse the officer for the amount of any excise taxes imposed on such payments and benefits and for any taxes imposed upon such reimbursement.

    The Company has certain other compensatory arrangements with its executive officers which will result from a change in control of the Company. The Company's Supplemental Executive Retirement Plan provides that if within three years after a change in control the officer's employment is terminated by the Company without cause or the officer terminates his or her employment for good reason, or if the officer terminates his or her employment for any reason during the 90-day period following the first anniversary of the occurrence of a change in control, then five years shall be added to the officer's age and five years shall be added to the officer's years of credited service for purposes of determining benefits under this plan. If an officer's employment terminates as described above and the officer is not entitled to a benefit under this plan, then the officer shall be paid an annual benefit equal to 25% of his or her final average compensation, regardless of age or years of credited service.

    In addition, in the event of a change in control of the Company, all shares of restricted stock, all restricted stock units and any unvested stock options outstanding under the Company's stock incentive plans immediately vest in full.

Executive Stock Purchase Loan Program

    In July 2000, the Board of Directors adopted the Executive Stock Purchase Loan Program. Under the program, the Company arranged for U.S. Bank N.A. to provide full-recourse, personal loans to eligible management employees who elected to participate in the program for the purchase of shares of Company common stock in the open market. Each eligible employee was allowed to obtain a loan in an amount up to one times the participant's stock ownership goal plus capitalization of interest for the term of the loan. An executive's stock ownership goal ranges in dollar amount from one to five times his or her annual salary, depending on the executive's position with the Company. The loans bear interest at the Applicable Federal Rate and mature in five years, with principal and interest due at that time. The loans are guaranteed by the Company only in the event of the participant's default. The Company pays the administrative fees and expenses of the program. During fiscal year 2000, 27 out of 31 eligible management employees participated in the program, borrowing a total of $10,970,690 in personal loans to buy an aggregate of 358,497 shares of Company common stock. During fiscal year 2000, Mr. Stroucken borrowed $3,244,699 and purchased 106,463 shares of Company common stock, Mr. Tucker borrowed $851,229 and purchased 27,930 shares,

Mr. Longstreet borrowed $825,803 and purchased 26,230 shares and Ms. Welty borrowed $792,708 and purchased 26,000 shares.

Exchange Agreement

    On July 18, 1996, the Company and Elmer L. Andersen, the holder of 45,900 shares of the Company's Series A Preferred Stock (which constitute all of the outstanding shares of Series A Preferred Stock), entered into an Exchange Agreement (the "Exchange Agreement"). Pursuant to the Exchange Agreement, the Company has agreed, in the event any rights to purchase Common Stock (the "Rights") issued pursuant to the Company's Shareholder Rights Plan (the "Rights Plan") are distributed under the Rights Plan, to issue 45,900 shares of Series B Preferred Stock in exchange for the 45,900 shares of Series A Preferred Stock. The Series B Preferred Stock, which was authorized by the Company's Board of Directors on July 18, 1996, has the same rights and preferences as the Series A Preferred Stock, except for the voting rights provisions. As in the case of the Series A Preferred Stock, the Series B Preferred Stock initially has 80 votes per share (as compared to the Company's Common Stock which has one vote per share). However, upon exercise or exchange of any Rights pursuant to the Rights Plan, the voting power of the Series B Preferred Stock will be increased such that the issuance of Common Stock pursuant to the exercise or exchange of Rights pursuant to the Rights Plan will not diminish the voting power of the Series B Preferred Stock. The Exchange Agreement will terminate at such time as Mr. Andersen, his spouse, his children and his more remote issue and their spouses (collectively, "Andersen Family Members") do not own a majority of the outstanding shares of the Series A Preferred Stock. In addition, any shares of Series B Preferred Stock held by a person who is not an Andersen Family Member will be entitled to only one vote per share.

TOTAL SHAREHOLDER RETURN GRAPHS

    Set forth below are two graphs: the first comparing the yearly cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the S&P 500 Stock Index and the S&P Specialty Chemicals Index, and the second comparing the yearly cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the S&P Midcap 400 Index, which includes the Company.

*Total return assumes reinvestment of all dividends

*Total return assumes reinvestment of all dividends

AUDIT COMMITTEE REPORT AND APPOINTMENT OF AUDITORS

Audit Committee Report

    The Audit Committee of the Company's Board of Directors is composed of the following non-employee directors: Robert J. Carlson, Freeman A. Ford, Gail D. Fosler and John J. Mauriel, Jr., Chair. All of the members of the Audit Committee are independent for purposes of the Nasdaq listing requirements. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is attached to this Proxy Statement as Exhibit A. The Audit Committee recommends to the Board of Directors, subject to shareholder ratification, the appointment of the Company's independent accountants.

    Management is responsible for the Company's internal controls and the financial reporting process. The Company's independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

    In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

    The Company's independent accountants also provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with the independent accountants the accounting firm's independence. The Audit Committee also considered whether non-audit services provided by the independent accountants during the last fiscal year were compatible with maintaining the independent accountants' independence.

    Based upon the Audit Committee's discussion with management and the independent accountants and the Audit Committee's review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's annual report on Form 10-K for the fiscal year ended December 2, 2000 filed with the Securities and Exchange Commission.

Robert J. Carlson Freeman A. Ford Gail D. Fosler John J. Mauriel, Jr., Chair
Members of the Audit Committee

Audit Fees

    Audit fees billed or expected to be billed to the Company by PricewaterhouseCoopers LLP for the audit of the Company's financial statements for the fiscal year ended December 2, 2000 and for reviews of the Company's financial statements included in the Company's quarterly reports on Form 10-Q for the last fiscal year totaled $922,722.

Financial Information Systems Design and Implementation Fees

    There were no services provided by PricewaterhouseCoopers LLP for the design and implementation of financial information systems during the last fiscal year.

All Other Fees

    Fees billed or expected to be billed to the Company by PricewaterhouseCoopers LLP for all other non-audit services, including tax-related services, provided during the last fiscal year totaled $1,934,000.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF AUDITORS

    The Board of Directors of the Company has appointed PricewaterhouseCoopers LLP, independent certified public accountants, to be the Company's auditors for the fiscal year ending December 1, 2001. PricewaterhouseCoopers LLP served as the Company's auditors for the fiscal year ended December 2, 2000. If the Board of Directors' appointment of auditors is not ratified by the shareholders, the Board of Directors intends to reconsider that appointment. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from shareholders. Proxies will be voted in favor of ratification of the appointment of the auditors unless otherwise specified.

    The affirmative vote of a majority of the combined voting power of the Common Stock and the Series A Preferred Stock represented and entitled to vote at the Annual Meeting is required to approve the shareholder proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

PROPOSAL 3
SHAREHOLDER PROPOSAL

    Domini Social Investments LLC has stated its intention to submit the following proposal at the Annual Meeting. The Company will promptly furnish the address and the number of shares held by the proponent to each person requesting such information orally or in writing.

    The Board of Directors has carefully considered this proposal and has concluded that its adoption would not be in the best interests of the Company or its shareholders. Proxies solicited by the Board of Directors will be voted AGAINST the shareholder proposal, unless shareholders specify a contrary choice on their proxies.

    The affirmative vote of a majority of the combined voting power of the Common Stock and the Series A Preferred Stock represented and entitled to vote at the Annual Meeting is required to approve the shareholder proposal.

The Proposal

    "WHEREAS: H.B. Fuller has been acknowledged to be a leader among U.S. corporations which act in a socially and environmentally responsible manner. The company has been lauded in particular for its community involvement and endorsement of the CERES Principles, a ten-point code for corporate environmental performance and accountability.

    We believe that Fuller's reputation is undermined by its involvement in the tobacco industry. Our Company sells adhesives which glue cigarette paper together as well as filters to cigarettes thus making the manufacture of cigarettes possible. Our Company profits from a product that endangers global health.

    Our Company boasts in tobacco industry journals that "In the world of cigarettes, we speak many languages," and markets its product worldwide under the slogan, "However you say "cigarette adhesives," H.B. Fuller understands."

    Increasingly, studies show carcinogens develop when various tobacco additives are smoked. Our Company has not published any independent studies showing what happens when our adhesives are smoked which leaves H.B. Fuller open to potential litigation.

    The net of liability related to tobacco manufactures has been extended to manufacturers of intermediate goods sold to the industry. For instance, Kimberly-Clark, although not a cigarette manufacturer, was sued by West Virginia for its participation in the tobacco chain. In response to shareholder concerns and because it felt that its involvement in tobacco was "not compatible" with the rest of its operations, Kimberly Clark spun off its tobacco-related entities.

    Pfizer has made a decision not to sell its products (ranging from herbicides for tobacco plant additives for cigarettes) to any tobacco-related entity. Other companies have done likewise. We believe it would also be in H.B. Fuller's best interest to end adhesive sales for cigarettes.

    BE IT RESOLVED: the shareholders request the Board of Directors adopt a policy not to sell its adhesives to any tobacco-related company when they will be used for the production of cigarettes or other tobacco products until it can be shown that tobacco, if used as intended in cigarettes and smokeless tobacco, is not detrimental to health.

Supporting Statement

    With plants in 41 countries, H.B. Fuller plays an important role in the worldwide tobacco industry. The Company's involvement in the tobacco industry potentially exposes it to unnecessary financial, legal and health risks. Consequently, as shareholders we believe it is best for the Company to extricate itself from any involvement in the tobacco industry. Please support this resolution by voting YES."

The Response of the Board of Directors

    On a continuing basis, the Company is faced with making decisions that balance differing and often conflicting values and objectives. After thoughtfully and carefully considering the implications of the shareholder proposal to the Company's constituencies—its customers, employees, shareholders and the communities in which the Company operates—the Board of Directors believes the Company should not adopt the resolution as proposed.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST
THE SHAREHOLDER PROPOSAL

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of ownership, and reports of changes in ownership of securities of the Company, with the Securities and Exchange Commission. Executive officers and directors are required by applicable regulations to furnish the Company with copies of all such forms. Based solely on a review of the copies of such forms received by it and written representations from the Company's executive officers and directors, the Company believes that, during the fiscal year ended December 2, 2000, its executive officers and directors complied with all Section 16(a) filing requirements.

OTHER MATTERS

    The Board of Directors does not know of any other business to be presented for consideration at the Annual Meeting. If any other business does properly come before the Annual Meeting, the persons named as proxies in the enclosed proxy will vote in accordance with their best judgment as to the best interests of the Company.

SHAREHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING

    Any shareholder proposals intended for the Company's Annual Meeting to be held in 2002 that are requested to be included in the Company's Proxy Statement must be received at the principal executive offices of the Company by the close of business on November 9, 2001.

    Any other shareholder proposals to be presented at the Company's Annual Meeting to be held in 2002 must be given in writing to the Chief Executive Officer or Chief Financial Officer of the Company and received at the principal executive offices of the Company by the close of business on November 9, 2001. The proposal must contain the specific information required by the Company's Bylaws, a copy of which may be obtained by writing to the Secretary of the Company.

Richard C. Baker Secretary
Dated: March 9, 2001

EXHIBIT A

H.B. FULLER COMPANY
AUDIT COMMITTEE CHARTER

Purpose

    The Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements, (3) the independence and performance of the Company's internal and external auditors, (4) the adequacy of internal controls, and (5) adequacy of risk management policies and procedures.

Membership

    The Board will appoint a Chairperson and other members to this committee annually.

    The Committee shall have a minimum of three directors as members.

  •
  The members of the Committee shall meet the independence and experience requirements of the National Association of Securities Dealers, Inc. for companies listed on the Nasdaq National Stock Market.

Duties and Responsibilities

    In addition to such other matters the Board or Corporate Governance and Responsibility Committee may assign, the Committee shall:

  •
  Review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

  •
  Review the annual audited financial statements with management and the external auditor, including major issues regarding accounting principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

  •
  Review a summary prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

  •
  The Committee, through its Chairman or the Committee as a whole, will review with management and the independent auditors, prior to the filing thereof, the Company's quarterly reports on Form 10-Q and the matters required to be discussed by the applicable Statement of Auditing Standards.

  •
  Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Committee and the Board.

  •
  Approve the scope of the independent auditor's annual engagement examination.

  •
  Receive periodic reports from the independent auditor regarding the auditor's independence, discuss such reports with the auditor, and, if so determined by the

    Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditor.

  •
  Evaluate together with the Board the performance of the independent auditor and, if so determined by the Committee, recommend that the Board replace the independent auditor.

  •
  Review and approve the appointment and replacement of the senior internal auditing executive; and review the performance of the senior internal auditing executive and make recommendations to appropriate Company management.

  •
  Review the internal audit department responsibilities, budget and staffing.

  •
  Obtain from the independent auditor assurance that they are not aware of any facts implicating Section 10A of the Securities Exchange Act of 1934.

  •
  Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

  •
  Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company's response to that letter.

  •
  Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

  •
  Advise the Board with respect to the Company's policies and procedures and compliance with applicable laws and regulations and with the Company's code of conduct.

  •
  Review with the Company's General Counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

  •
  Meet at least annually with the Chief Financial Officer, the senior internal auditing executive and the independent auditor in separate executive sessions.

  •
  Review the Company's risk management policies and procedures.

    In all the above cases recommend to the Board that it take appropriate actions to correct any deficiencies uncovered.

    While the Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Committee to conduct investigations to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's code of conduct.

    In connection with the exercise of its duties and responsibilities, the Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

    The Committee shall make regular reports to the Board.

Committee Meetings and Action

  •
  A majority of the Committee members will be a quorum for the transaction of business.

  •
  The action of a majority of those present at a meeting at which a quorum is present will be the act of the Committee.

  •
  Any action required to be taken at a meeting of the Committee will be deemed the action of the Committee if all of the Committee members executed, either before or after the action is taken, a written consent and the consent is filed with the Corporate Secretary.

  •
  The Chairman will report from time to time to the Board on Committee actions and on the fulfillment of the Committee's duties under its Charter.

  •
  The Committee Secretary will keep minutes of all Committee meetings, which will be distributed to all Board members.

  •
  Staff support will be provided by Internal Audit.

COMPANY #
CONTROL #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-240-6326 — QUICK *** EASY *** IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week.
•	You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.
•	Follow the simple instructions the voice provides you. Deadline for voting by phone is 12:00 p.m., St. Paul time, on Wednesday, April 18, 2001.
VOTE BY INTERNET — www.eproxy.com/full/ — QUICK *** EASY *** IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week.
•	You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.
•	Follow the simple instructions. Deadline for voting by Internet is 12:00 p.m., St. Paul time, on Wednesday, April 18, 2001.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to H.B. Fuller Company, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD

Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2

1.	Election of directors:	01 Norbert R. Berg 02 Freeman A. Ford	03 John J. Mauriel, Jr.	/ / Vote FOR all nominees	/ / Vote WITHHELD from all nominees
(except as specified below)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 1, 2001.	/ / For	/ / Against	/ / Abstain
The Board of Directors Recommends a Vote AGAINST Item 3
3.	To consider and vote on a shareholder proposal regarding tobacco-related business of the Company.	/ / For	/ / Against	/ / Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEM 3.
Address Change? Mark Box / / Indicate changes below:		Date

Signature(s) in Box
Please sign exactly as your name(s) appear on this Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

[MAP]

Annual Meeting of Shareholders

Thursday, April 19, 2001
2:00 p.m.

Science Museum of Minnesota
120 West Kellogg Boulevard
Saint Paul, Minnesota

P.O. Box 64683 St. Paul, MN 55164-0683	proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned, revoking all prior proxies, appoints Albert P.L. Stroucken, Raymond A. Tucker, and Richard C. Baker, or any one or more of them, as proxies, with full power of substitution, to represent the undersigned and to vote, as indicated on the reverse side and otherwise in their discretion, upon such other matters as may properly come before the meeting, all shares of the common stock of H.B. Fuller Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Science Museum of Minnesota, 120 West Kellogg Boulevard, Saint Paul, Minnesota on Thursday, April 19, 2001, at 2:00 p.m. and at any adjournment thereof. The undersigned hereby acknowledges receipt of the Proxy Statement for the Annual Meeting.

COMPANY #
CONTROL #

There are two ways to vote your Voting Instruction Card

Your Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your voting instruction card.

VOTE BY INTERNET — www.eproxy.com/full/ — QUICK *** EASY *** IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week.
•	You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your voting instruction card and return it in the enclosed envelope we've provided by April 16, 2001.

IF YOU VOTE BY INTERNET, PLEASE DO NOT MAIL YOUR VOTING INSTRUCTION CARD

Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2

1.	Election of directors:	01 Norbert R. Berg 02 Freeman A. Ford	03 John J. Mauriel, Jr.	/ / Vote FOR all nominees	/ / Vote WITHHELD from all nominees
(except as specified below)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 1, 2001.	/ / For	/ / Against	/ / Abstain
The Board of Directors Recommends a Vote AGAINST Item 3
3.	To consider and vote on a shareholder proposal regarding tobacco-related business of the Company.	/ / For	/ / Against	/ / Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEM 3.
Address Change? Mark Box / / Indicate changes below:		Date

Signature(s) in Box
Please sign exactly as your name(s) appear on this Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of Shareholders

Thursday, April 19, 2001
2:00 p.m.

Science Museum of Minnesota
120 West Kellogg Boulevard
Saint Paul, Minnesota

P.O. Box 64683 St. Paul, MN 55164-0683	Voting Instructions to Trustee

H.B. Fuller Company International Profit Share Plus Trust,
H.B. Fuller Company Branch Profit Share Plus Trust,
H.B. Fuller Company Canadian Profit Share Plus Trust and
H.B. Fuller Company New Zealand Profit Share Plus Trust

I hereby request ABN AMRO Trust Company (Jersey) Limited, as Trustee of the H.B. Fuller Company International Profit Share Plus Trust, the H.B. Fuller Company Branch Profit Share Plus Trust, the H.B. Fuller Company Canadian Profit Share Plus Trust, and the H.B. Fuller Company New Zealand Profit Share Plus Trust to vote at the Annual Meeting of Shareholders of H.B. Fuller Company (the "Company") to be held on April 19, 2001, and at any adjournment thereof, the shares of common stock of the Company allocated to my accounts.

This card is furnished in connection with the solicitation of proxies by the Board of Directors of the Company. I understand this card must be returned to the Trustee if my voting instructions are to be honored. If it is not received by the Trustee, or if it is received but the voting instructions are invalid, the shares of stock with respect to which I could have directed the Trustee shall be voted by the Trustee in accordance with the terms of the plans. The Trustee is hereby directed to vote as indicated on the following proposals which are more fully described in the Company's Notice of Annual Meeting of Shareholders and Proxy Statement. The undersigned hereby acknowledges receipt of the Proxy Statement for the Annual Meeting.

See reverse for voting instructions.

COMPANY #
CONTROL #

There are three ways to vote your Voting Instruction Card

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your voting instruction card.

VOTE BY PHONE — TOLL FREE — 1-800-240-6326 — QUICK *** EASY *** IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week.
•	You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.
•	Follow the simple instructions the voice provides you. Deadline for voting by phone is 12:00 p.m., St. Paul time, on Wednesday, April 18, 2001.
VOTE BY INTERNET — www.eproxy.com/full/ — QUICK *** EASY *** IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week.
•	You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.
•	Follow the simple instructions. Deadline for voting by Internet is 12:00 p.m., St. Paul time, on Wednesday, April 18, 2001.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to H.B. Fuller Company, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR VOTING INSTRUCTION CARD

Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2

1.	Election of directors:	01 Norbert R. Berg 02 Freeman A. Ford	03 John J. Mauriel, Jr.	/ / Vote FOR all nominees	/ / Vote WITHHELD from all nominees
(except as specified below)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 1, 2001.	/ / For	/ / Against	/ / Abstain
The Board of Directors Recommends a Vote AGAINST Item 3
3.	To consider and vote on a shareholder proposal regarding tobacco-related business of the Company.	/ / For	/ / Against	/ / Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEM 3.
Address Change? Mark Box / / Indicate changes below:		Date

Signature(s) in Box
Please sign exactly as your name(s) appear on this Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

[MAP]

Annual Meeting of Shareholders

Thursday, April 19, 2001
2:00 p.m.

Science Museum of Minnesota
120 West Kellogg Boulevard
Saint Paul, Minnesota

P.O. Box 64683 St. Paul, MN 55164-0683	Voting Instructions to Trustee

H.B. Fuller Company Thrift Plan
and EFTEC Savings Plan

I hereby direct Wells Fargo Bank Minnesota, N.A., as Trustee of the H.B. Fuller Company Thrift Plan Trust and the EFTEC Savings Plan Trust to vote at the Annual Meeting of Shareholders of H.B. Fuller Company (the "Company") to be held on April 19, 2001, and at any adjournment thereof, the shares of common stock of the Company allocated to my accounts.

This card is furnished in connection with the solicitation of proxies by the Board of Directors of the Company. I understand this card must be returned to the Trustee if my voting instructions are to be honored. If it is not received by the Trustee, or if it is received but the voting instructions are invalid, the shares of stock with respect to which I could have directed the Trustee shall be voted by the Trustee in accordance with the terms of the plans. The Trustee is hereby directed to vote as indicated on the following proposals which are more fully described in the Company's Notice of Annual Meeting of Shareholders and Proxy Statement. The undersigned hereby acknowledges receipt of the Proxy Statement for the Annual Meeting.

See reverse for voting instructions.

[MAP]

Annual Meeting of
Shareholders

Thursday, April 19, 2001
2:00 p.m.

Science Museum of Minnesota
120 West Kellogg Boulevard
Saint Paul, Minnesota

P.O. Box 64683 St. Paul, MN 55164-0683	proxy

Proxy of Series A
Preferred Stock Shareholder

This proxy is solicited on behalf of the Board of Directors of H.B. Fuller Company. This proxy is solicited in connection with the Annual Meeting of Shareholders of H.B. Fuller Company to be held at the Science Museum of Minnesota, 120 West Kellogg Boulevard, Saint Paul, Minnesota, on Thursday, April 19, 2001, at 2:00 p.m. and at any adjournment thereof ("2001 Annual Meeting"). The undersigned, being the holder of 45,900 shares of Series A Preferred Stock of H.B. Fuller Company and being entitled to cast 3,672,000 votes at the 2001 Annual Meeting, and revoking all prior proxies, does hereby appoint Albert P.L. Stroucken, Raymond A. Tucker and Richard C. Baker, or any one or more of them, as proxies, with full power of substitution, to represent the undersigned and to vote, as checked below and otherwise in their discretion, upon such other matters as may properly come before the 2001 Annual Meeting, all shares of Series A Preferred Stock (and corresponding votes) which the undersigned is entitled to vote at the 2001 Annual Meeting.

See reverse for voting instructions.

PROXY CARD

Mark, sign and date your proxy card and return it in the enclosed envelope we've provided by April 16, 2001.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 and 2

1.	Election of directors:	01 Norbert R. Berg 02 Freeman A. Ford	03 John J. Mauriel, Jr.	/ / Vote FOR all nominees	/ / Vote WITHHELD from all nominees
(except as specified below)

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 1, 2001.	/ / FOR	/ / AGAINST	/ / ABSTAIN
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 3
3.	To consider and vote on a shareholder proposal regarding tobacco-related business of the Company.	/ / FOR	/ / AGAINST	/ / ABSTAIN
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEM 3.
Address Change? Mark Box / / Indicate changes below:		Date		, 2001

Signature(s) in Box
Please sign exactly as your name(s) appear on this Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

To Participants in the H.B. Fuller Company Thrift Plan
and EFTEC Savings Plan

Wells Fargo Bank Minnesota, N.A. ("Wells Fargo") is the Trustee of the Trusts established in connection with the H.B. Fuller Company Thrift Plan and the EFTEC Savings Plan. As Trustee, Wells Fargo is the record owner of the shares of Common Stock of H.B. Fuller Company (the "Company") held in the Trusts for the benefit of Participants.

The Plans permit each Participant to instruct the Trustee how to vote the number of shares of the Company's Common Stock in the Trusts that are allocated to the Participant's accounts.

Enclosed are (1) a Notice of Annual Meeting of Shareholders of H.B. Fuller Company to be held on April 19, 2001 and Proxy Statement, (2) H.B. Fuller Company Annual Report, (3) a voting instructions card and (4) a return envelope. If you complete the card and return it to Wells Fargo in the enclosed envelope, vote by telephone or vote by Internet, Wells Fargo will vote in accordance with your instructions the shares of the Company's Common Stock allocated to your accounts.

Although the Plans provide that you may give the Trustee voting instructions with respect to such shares, it is important to note that the Trustee remains the record owner of such shares. Therefore, the ability to instruct the Trustee how to vote confers no right on Participants to directly vote at the Annual Meeting of Shareholders.

Vote By Telephone 1-800-240-6326

Use any touch tone telephone to vote your proxy at anytime 24 hours a day, 7 days a week, until 12:00 p.m., St. Paul time, on April 18, 2001. Have your voting instruction card in hand when you call. You will be prompted to enter the 3-digit Company Number and your 7-digit Control Number which are noted on the voting instruction card and then follow the simple voting instructions.

OR

Vote By Internet

Use the Internet to vote your proxy at anytime 24 hours a day, 7 days a week, until 12:00 p.m., St. Paul time, on April 18, 2001. You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are noted on the voting instruction card and then follow the simple voting instructions.

OR

Vote By Mail

Mark, sign and date the attached voting instructions card and return it in the enclosed postage-paid envelope by April 16, 2001.

Your voting instructions are strictly confidential. If you vote by phone or Internet, please do not mail your proxy card.

As stated above, the enclosed voting instructions card must be properly completed if voting instructions are to be honored. If the voting instructions are not received through U.S. Mail by April 16, 2001, or through telephone or Internet voting by April 18, 2001, or if the voting instructions are received but the voting instructions are invalid, the shares with respect to which you could have directed Wells Fargo to vote will be voted in accordance with the terms of the Plans.

Sincerely,

Gary R. Porter
Vice President
Wells Fargo Bank Minnesota, N.A.

To Participants in the H.B. Fuller Company International Profit Share Plus Trust,
H.B. Fuller Company Branch Profit Share Plus Trust,
H.B. Fuller Company Canadian Profit Share Plus Trust and
H.B. Fuller Company New Zealand Profit Share Plus Trust

ABN AMRO Trust Company (Jersey), Ltd. ("AATC") is the Trustee of the assets established in connection with the H.B. Fuller Company International Profit Share Plus Trust, the H.B. Fuller Company Branch Profit Share Plus Trust, the H.B. Fuller Company Canadian Profit Share Plus Trust and the H.B. Fuller Company New Zealand Profit Share Plus Trust. As Trustee, AATC is the record owner of the shares of Common Stock of H.B. Fuller Company (the "Company") held in the Trusts for the benefit of Participants. Wells Fargo Bank Minnesota, N.A. ("Wells Fargo") is the transfer agent acting on AATC instructions in connection with the voting of the shares.

The Plans permit each Participant to instruct the Trustee how to vote the number of shares of the Company's Common Stock in the Trusts that are allocated to the Participant's accounts.

Enclosed are (1) a Notice of Annual Meeting of Shareholders of H.B. Fuller Company to be held on April 19, 2001 and Proxy Statement, (2) H.B. Fuller Company Annual Report, (3) a voting instructions card and (4) a return envelope. If you complete the card and return it to Wells Fargo in the enclosed envelope by April 16, 2001, or vote by Internet, AATC will instruct Wells Fargo to vote in accordance with your instructions the shares of the Company's Common Stock allocated to your accounts.

Although the Plans provide that you may give the Trustee voting instructions with respect to such shares, it is important to note that the Trustee remains the record owner of such shares. Therefore, the ability to instruct the Trustee how to vote confers no right on Participants to directly vote at the Annual Meeting of Shareholders.

Vote By Internet

Use the Internet to vote your proxy at anytime 24 hours a day, 7 days a week, until 12:00 p.m., St. Paul time, on April 18, 2001. You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are noted on the voting instruction card and then follow the simple voting instructions.

OR

Vote By Mail

Mark, sign and date the attached voting instructions card and return it in the enclosed envelope by April 16, 2001.

As stated above, the enclosed voting instructions card must be properly completed if voting instructions are to be honored. If the voting instructions are not received through mail by April 16, 2001, or through Internet voting by April 18, 2001, or if the voting instructions are received but the voting instructions are invalid, the shares with respect to which you could have directed AATC to vote will be voted in accordance with the terms of the Plans.

Your voting instructions are strictly confidential.

Sincerely,

ABN AMRO Trust Company
(Jersey) Limited
(Trustee)

QuickLinks

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 19, 2001
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1 ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF THE NOMINATED DIRECTORS
AUDIT COMMITTEE REPORT AND APPOINTMENT OF AUDITORS
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF AUDITORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
PROPOSAL 3 SHAREHOLDER PROPOSAL
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS
SHAREHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING